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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
                        November 28, 2001                                             November 28, 2001
________________________________________________________________________________
(Date of earliest
event reported)

PUGET ENERGY, INC.
(Exact name of registrant as specified in its charter)
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Commission File Number 1-16305
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                        Washington                                                          91-1969407
                        (State or other jurisdiction of                                  (IRS Employer
                        incorporation or organization)                             Identification No.)
411 - 108th Avenue N.E., Bellevue, Washington 98004-5515
(Address of principal executive offices)
(425) 454-6363
(Registrant's telephone number, including area code)
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ITEM 5. Other Events

On November 27, 2001 the Company issued the fololwing press release.

On November 26, 2001, Puget Sound Energy, Inc. (PSE) filed both an electric and gas general rate increase request with the Washington Utilities and Transportation Commission to halt the ongoing financial damage caused by increased power supply and infrastructure costs. The filing request is for a $228 million increase in base electric revenues and a $85.9 million increase in base natural gas revenues. Pending a final order in the rate case process, which is anticipated to be an 11-month process, PSE intends to seek prompt interim electric-rate relief to deal with an under-recovery of electric power costs averaging approximately $625,000 per day.

In the general rate filing, PSE is also proposing a comprehensive plan designed to help reduce future energy price volatility by empowering customers to make informed usage decisions. The plan would provide natural gas and electric customers equipped with automated meters price signals that reflect wholesale costs and would establish adjustable rate and fixed rate pricing options.

The last electric general rate case was in 1993 and the last natural gas general rate case was in 1995. Attached as Exhibit 99.1 is the press release issued November 27, 2001 and Exhibit 99.2 is the direct testimony of William S. Weaver, Chairman, President and Chief Executive Officer in connection with the general rate case.

ITEM 7 Exhibits

Exhibits 99.1 - November 27, 2001 press release on Puget Sound Energy's request for general rate increase.

Exhibit 99.2 - Direct testimony of Wiliam S. Weaver, Chaiman, President and Chief Excectutive Officer of Puget Sound Energy and Puget Energy

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

James W. Eldredge

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James James W. Eldredge

Corporate Secretary and Chief Accounting Officer

Date: November 28, 2001